Exhibit 99.14(c)

                          Independent Auditors' Consent

The Board of Trustees of
     Emerald Funds,
     Nations Institutional Reserves,
     Nations Fund Trust and
The Board of Directors of
     Nations Fund, Inc.:

We consent to the use of our reports dated January 21, 1998 and addressed to the Shareholders and Board of Trustees of the Emerald Funds which are incorporated by reference herein and to the reference to our firm under the headings "Other Service Providers for the Emerald Funds and Nations Funds" and Financial Statements" in the combined Proxy Statement/Prospectuses for the Nations Institutional Reserves, Nations Fund Trust and Nations Fund, Inc. (collectively, Nations) and "Incorporation of Documents by Reference in Statement of Additional Information" in the Statements of Additional Information for Nations.


/s/ KPMG Peat Marwick LLP
Columbus, Ohio
February 29, 2998